                                                                    Exhibit 4(H)


                            REIMBURSEMENT AGREEMENT


                                  dated as of

                                 July 1, 1997


                                    between


                              UNITEL VIDEO, INC.


                                      and


                       HELLER FINANCIAL, INC., as Agent


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               Allegheny County Industrial Development Authority
                Variable Rate Demand Revenue Bonds, Series 1997
                        (Unitel Mobile Video Project)

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

                               TABLE OF CONTENTS

                                                                          Page


SECTION 1.  Definitions; Accounting Terms..................................  1

SECTION 2.  Reimbursement and Other Payments; Bond Letter of Credit Loans..  3
      (a)   Reimbursement; Other Payments..................................  3
      (c)   Tender Advances................................................  4
      (d)   Interest.......................................................  4
      (e)   Statements of Account..........................................  4
      (f)   Commission.....................................................  4
      (g)   Increased Costs................................................  4
      (h)   Reduced Return.................................................  4
      (i)   Overdue Amounts................................................  5

SECTION 3.  Issuance of the Letter of Credit; Conditions Precedent to
            Issuance ......................................................  5

SECTION 4.  Reduction of Letter of Credit Amount; Reinstatement of Letter
            of Credit Amount; Extension of Letter of Credit. ..............  6

SECTION 5.  Obligations Absolute...........................................  7

SECTION 6.  Representations and Warranties.................................  7
      (a)   Credit Agreement Representations...............................  7
      (b)   Corporate Authorization; Contravention.........................  7
      (c)   Binding Effect.................................................  8
      (d)   No Material Adverse Change.....................................  8
      (e)   Litigation.....................................................  8
      (f)   Government Authorization.......................................  8
      (g)   Related Documents..............................................  8
      (h)   Full Disclosure................................................  8

SECTION 7.  Covenants......................................................  8
      (a)   Certain Covenants..............................................  8
      (b)   Use of Proceeds................................................  8
      (c)   Governmental Authorizations....................................  8
      (d)   Amendments, Etc................................................  9
      (e)   Compliance with Bond Documents.................................  9
      (f)   Independence of Covenants and Representations..................  9
      (g)   Independence of Covenants and Representations..................  9

SECTION 8.  Events of Default..............................................  9

SECTION 9.  Amendments and Waivers......................................... 10

SECTION 10.  Notices....................................................... 10

SECTION 11.  No Waiver; Remedies Cumulative................................ 11

SECTION 12.  Right of Set-Off.............................................. 11

SECTION 13.  Indemnification............................................... 11

SECTION 14.  Continuing Obligation......................................... 12

SECTION 16.  Credit Agreement Provisions................................... 12

SECTION 17.  Transfer of the Letter of Credit.............................. 13

SECTION 18.  Limited Liability............................................. 13

SECTION 19.  Costs, Expenses and Taxes..................................... 13

SECTION 20.  Severability.................................................. 13

SECTION 21.  Agent's Agreements............................................ 13

SECTION 22.  Governing Law................................................. 14

SECTION 23.  CONSENT TO JURISDICTION....................................... 14

SECTION 24.  Headings...................................................... 14

SECTION 25.  Counterparts.................................................. 14

                            REIMBURSEMENT AGREEMENT

      REIMBURSEMENT AGREEMENT, dated as of July 1, 1997, between UNITEL VIDEO, INC., a Delaware corporation (the "Company"), and HELLER FINANCIAL, INC. ("Heller"), as agent for the financial institutions party to the Credit Agreement (as hereafter defined).

      It is hereby agreed as follows:

      SECTION 1. Definitions; Accounting Terms.

            (a) Capitalized terms used herein and undefined shall have the respective meanings specified in the Credit Agreement (as hereinafter defined).

            (b) The following terms, as used herein, shall have the following respective meanings:

      "Agent" means Heller Financial, Inc. in its capacity as agent for the Lenders under the Credit Agreement.

      "Board of Directors" means either the board of directors of the Company or a duly authorized committee of that board.

      "Bond Letter of Credit Loans" means advances made from time to time by Lenders to the Company under and in accordance with the provisions of Section 2.1(A)(4) of the Credit Agreement to be utilized by the Company to reimburse Lenders for all amounts payable by Agent on behalf of Lenders to the Letter of Credit Bank on account of all drawings made under the Letter of Credit and all related Letter of Credit charges, fees and expenses which Agent may pay or incur relative to the Letter of Credit (including interest thereon as provided in Section 2(d) of this Agreement).

      "Bonds" means the Issuer's Variable Rate Demand Revenue Bonds, Series 1997 (Unitel Mobile Video Project) in the original principal amount of $5,000,000.

      "Code" means the United States Internal Revenue Code of 1986, as from time to time amended.

      "Company Agreement" means the Loan Agreement, dated as of July 1, 1997, between the Company and the Issuer, as the same may from time to time be amended, supplemented or modified.

      "Contractual Obligation" means, as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

      "Credit Agreement" means the Amended and Restated Loan and Security Agreement dated as of December 12, 1995 (as amended, modified and supplemented from time to time) among the Company, R Squared, Inc., the lenders named therein (the "Lenders") and Agent.

      "Credit Agreement Representations" has the meaning set forth in Section 6(a) hereof.

      "Date of Issuance" means the date on which the Letter of Credit is issued pursuant to Section 3(a) hereof.

      "Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

      "Disclosure Documents" means (i) the Preliminary Private Placement Memorandum, (ii) the Private Placement Memorandum, (iii) all other materials distributed to the public and used in connection with the original sale of the Bonds or, thereafter, in the remarketing of tendered Bonds and (iv) all amendments and supplements to any of the foregoing.

      "Event of Default" shall have the meaning specified in Section 8 hereof.

      "Fee Percentage" means 1.75% per annum.

      "Fixed Rate" has the meaning assigned to such term in the Indenture.

      "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Indenture" means the Trust Indenture, dated as of July 1, 1997, between the Issuer and PNC Bank, National Association, as trustee, as the same may from time to time be amended, supplemented or modified.

      "Issuer" means the Allegheny County Industrial Development Authority, and its successors and assigns.

      "Lenders" has the meaning set forth in the defined term "Credit
Agreement."

      "Letter of Credit" means the letter of credit substantially in the form of Exhibit A hereto issued by the Letter of Credit Bank, as the same may from time to time be amended, supplemented or modified.

      "Letter of Credit Amount" means $5,080,547.95, as reduced and reinstated as provided in the Letter of Credit.

      "Letter of Credit Bank" means Bank of America, and its successors and assigns.

      "Participant" means any entity to which a Lender has granted a participation in such Lender's rights and benefits under this Agreement.

      "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or political subdivision or an agency thereof.

      "Pledge Agreement" means the Pledge Agreement, dated as of July 1, 1997, among the Company, PNC Bank, National Association, as escrow agent, and Agent, as the same may from time to time be amended, supplemented or modified.

      "Preliminary Private Placement Memorandum" means the Preliminary Private Placement Memorandum relating to the Bonds (including any documents incorporated therein by reference and any amendments or supplements thereto) dated July 18, 1997.

      "Private Placement Memorandum" means the Private Placement Memorandum relating to the Bonds (including any documents incorporated therein by reference and any amendments or supplements thereto) dated July 23, 1997.

      "Project" has the meaning given to such term under the Indenture.

      "Purchase Contract" means the Private Placement Agreement, dated July 23, 1997, among the Issuer, the Company and RRZ Public Markets, Inc., as the same may from time to time be amended, supplemented or modified.

      "Related Documents" means the Company Agreement, the Indenture, the Purchase Contract, the Remarketing Agreement, the Pledge Agreement, the Bonds and any other agreement or instrument relating thereto or otherwise executed and delivered in connection with the issuance of the Bonds.

      "Remarketing Agent" means RRZ Public Markets, Inc. and any successor Remarketing Agent under the Indenture.

      "Remarketing Agreement" means the Remarketing Agreement, dated as of July 1, 1997, among the Issuer, the Company, the Trustee and the Remarketing Agent, as the same may from time to time be amended, supplemented or modified.

      "Requirement of Law" means as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, judgment, injunction, order, decree or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer" means, at any particular time, the President, Vice President, Chief Financial Officer, the treasurer, the chief accounting officer or the controller of the Company duly authorized to act on behalf of the Company with respect to the matters specified and, with respect to any other entity, an officer of equivalent status.

      "Security" has the meaning ascribed in the Securities Act of 1933, as amended.

      "Tender Agent" has the meaning given to the term "Trustee's Agent" under the Indenture.

      "Tender Drawing" means a drawing under the Letter of Credit to pay the purchase price of Bonds in the amount set forth in Sections 501 through 505 of the Indenture and not remarketed by the Remarketing Agent on the date such Bonds are to be purchased.

      "Termination Date" means the earliest of (i) July 24, 1999, (ii) the date on which the principal amount of and interest on the Bonds shall have been paid in full (or on which no Bonds are outstanding under the Indenture other than Bonds secured by an Alternate Credit Facility (as defined in the Indenture) or Bonds bearing interest at a Fixed Rate) or no Letter of Credit is required for the Bonds in accordance with the Indenture, (iii) the close of business on the first Business Day following the effective date of the conversion of the Bonds to a Fixed Rate, (iv) the close of business on the tenth day following receipt by the Trustee of notice from Agent that an Event of Default has occurred and is continuing, (v) the date the Letter of Credit is surrendered to the Letter of Credit Bank by the Trustee for cancellation or (vi) the date the Letter of Credit Bank honors the final drawing available under the Letter of Credit in respect of principal of the Bonds and interest accrued thereon.

            (c) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by the Company's independent public accountants) with the most recent consolidated and consolidating financial statements of the Company and its Subsidiaries delivered to Agent.

      SECTION 2. Reimbursement and Other Payments; Bond Letter of Credit Loans.

            (a) Reimbursement; Other Payments. The Company shall pay to Agent, for the ratable benefit of Lenders, which payments shall be charged by Agent to the Company's loan account with Agent under the Credit Agreement as a Bond Letter of Credit Loan and shall be deemed paid hereunder when so charged, when due:

                  (i) subject to the provisions of subsection (c) below, immediately after (and on the same Business Day as) any amount is drawn under the Letter of Credit, a sum (and interest on such amount as provided in subsection (d) below) equal to the amount so drawn under such Letter of Credit;

                  (ii) any and all fees, charges, interest and expenses which Agent may pay or incur relative to the Letter of Credit; and

                  (iii) upon any transfer of the Letter of Credit in accordance with its terms, such amount as shall be necessary to cover the costs and expenses of Agent incurred in connection with such transfer, together with a fixed charge of $1,000.

            (b) Repayment of Bond Letter of Credit Loans. Bond Letter of Credit Loans shall be due and payable by the Company to Agent in accordance with the terms and provisions of the Credit Agreement.

            (c) Tender Advances. The amount of each Tender Drawing shall constitute a Bond Letter of Credit Loan on the date and in the amount of such drawing, each such advance being hereinafter referred to as a "Tender Advance." The Company shall repay to Agent, for the ratable benefit of Lenders, the amount of each Tender Advance (and unpaid accrued interest on such amount, if any) on the earlier of (i) the remarketing, pursuant to Section 507 of the Indenture, of the Bonds purchased with the proceeds of the related Tender Drawing and (ii) the date for such payment as provided for in the Credit Agreement.

            (d) Interest. The Company shall pay to Agent, for the ratable benefit of Lenders, interest on all outstanding Bond Letter of Credit Loans at a rate per annum equal to the interest rate applicable to Term Loan A. Such interest shall be payable in accordance with the procedures and on the dates established in the Credit Agreement for the payment of interest on Term Loan A.

            (e) Statements of Account. Agent shall maintain in accordance with its usual practice an account or accounts evidencing each Bond Letter of Credit Loan and the amounts of principal and interest with respect thereto payable and paid from time to time hereunder. In any legal action or proceeding such accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Company therein recorded. Notwithstanding the foregoing, the failure of Agent so to maintain such account or accounts or any error in maintaining such accounts shall not affect the obligations of any party hereto with respect to any Bond Letter of Credit Loan.

            (f) Commission. The Company will pay to Agent, for the ratable benefit of Lenders, a commission with respect to the Letter of Credit computed (on the basis of a year of 360 days for the actual number of days elapsed) at a rate per annum equal to the Fee Percentage on the Letter of Credit Amount. Such commission will be calculated on the basis of a 360 day year for the actual number of days elapsed and will be payable monthly in arrears on the first day of each month.

            (g) Increased Costs. If any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, any Lender or the Letter of Credit Bank or (ii) impose on any Lender or the Letter of Credit Bank any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in clause (i) or (ii) of this subsection shall be to increase the cost to any Lender or the Letter of Credit Bank of issuing or maintaining the Letter of Credit, then, within ten days of receipt of written demand from Agent, the Company shall pay to Agent (on behalf of any such Lender or the Letter of Credit Bank, as the case may be) all additional amounts which are necessary to compensate such Lender or the Letter of Credit Bank, as the case may be, for such increased cost incurred by such Person. All payments of increased cost pursuant to this subsection shall bear interest thereon if not paid within ten days of such notice until payment in full thereof at the Default Rate. A certificate as to such increased cost incurred by any such Lender or the Letter of Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) of this subsection and setting forth the additional amount or amounts to be paid to Agent hereunder shall be prepared in good faith and submitted by Agent to the Company and shall be conclusive (absent manifest error) as to the amount thereof. In determining such amount, Agent may use any reasonable averaging and attribution methods.

            (h) Reduced Return. If after the date hereof any Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has the effect of reducing the rate of return on the capital of such Lender as a consequence of such Lender's obligations to reimburse the Letter of Credit Bank for drawings under the Letter of Credit to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) then, upon notice of such change by Agent by submission to the Company of the certificate hereinafter described, the Company shall within ten days of receipt of such notice, pay to Agent (on behalf of such Lender) such additional amount or amounts as will compensate such Lender for such reduction. All payments pursuant to this subsection (g) shall bear interest thereon if not paid within ten days of such notice until payment in full at the Default Rate. A certificate of Agent claiming compensation under this subsection (g) and setting forth the additional amount or amounts to be paid to it hereunder shall be prepared in good faith and submitted by Agent to the Company and shall be conclusive in the absence of manifest error. In determining such amount, Agent may use any reasonable averaging and attribution method.

            (i) Overdue Amounts. The Company shall pay to Agent, for the ratable benefit of Lenders, interest on any and all amounts unpaid by the Company when due hereunder (in the case of amounts in respect of interest, to the maximum extent permitted by law) for each day from the date such amounts become due until payment in full, payable on demand, at the Default Rate; provided, that such fluctuating interest rate shall in no event be higher (with respect to each amount due and payable hereunder, from the date such amount is due and payable until the date such amount is paid in full) than the maximum rate permitted by applicable law.

      SECTION 3. Issuance of the Letter of Credit; Conditions Precedent to Issuance.

            (a) Upon satisfaction of the conditions precedent set forth in subsections (b), (c) and (d) of this Section, Agent shall cause the Letter of Credit Bank to issue on the date requested by the Company (the "Date of Issuance") the Letter of Credit in the initial aggregate amount equal to the initial Letter of Credit Amount, effective on the Date of Issuance and expiring on the Termination Date.

            (b) As a condition precedent to Agent's causing the Letter of Credit Bank to issue the Letter of Credit, Agent shall have received on or before the Date of Issuance the following, each dated such date, in form and substance satisfactory to Agent:

                  (i) an opinion of Karen Ceil Lapidus, Esq., General Counsel of the Company, substantially in the form of Exhibit B hereto;

                  (ii) opinion of Klett Lieber Rooney & Schorling, bond counsel, in form and substance satisfactory to Agent;

                  (iii) a copy of the resolutions of the Company's Board of Directors authorizing the execution, delivery and performance by the Company of this Agreement and the Related Documents to which the Company is, or is to be, a party, as the case may be, certified by the Secretary or an Assistant Secretary of the Company (which certificate shall state that such resolutions are in full force and effect on the Date of Issuance);

                  (iv) certified copies of all approvals, authorizations, or consents of, or notices to or registrations with, any Governmental Authority required for the Company to enter into this Agreement and the Related Documents to which it is, or is to be, a party;

                  (v) a certificate of a Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company pursuant hereto;

                  (vi) executed copies (or duplicates thereof) of the Related Documents, each of which shall be in form and substance satisfactory to Agent; and

                  (vii) a duly executed Pledge Agreement, substantially in the form of Exhibit C hereto; and

                  (viii) such other documents, instruments, approvals (and, if requested by Agent, certified duplicates of executed copies thereof) or opinions as Agent may reasonably request.

            (c) The following statements shall be true and correct on the Date of Issuance and Agent shall have received a certificate signed by a Responsible Officer, dated the Date of Issuance, stating that:

                  (i) the representations and warranties contained in Section 6 hereof are true and correct on and as of the Date of Issuance as though made on and as of such date;

                  (ii) no Event of Default or Default has occurred and is continuing or would result from the issuance of the Letter of Credit; and

                  (iii) no Event of Default or Default has occurred and is continuing under and as defined in the Credit Agreement.

            (d) On or before the Date of Issuance:

                  (i) the Company shall have paid or caused to be paid all accrued costs and expenses of Agent, including the reasonable fees and expenses of its counsel in connection with the preparation, execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated thereby;

                  (ii) the Issuer shall have duly adopted resolutions authorizing the execution, delivery and performance by the Issuer of the Bonds and each of the Related Documents to which the Issuer is, or is to be, a party and certified copies of such resolutions shall have been delivered to Agent;

                  (iii) the Issuer and the Trustee shall have duly authorized and executed the Indenture and the Indenture shall be in full force and effect;

                  (iv) all conditions precedent to the issuance of the Bonds (and to their purchase under the Purchase Contact as specified therein) shall have occurred; and

                  (v) the Issuer shall have duly executed, issued and delivered the Bonds.

      SECTION 4. Reduction of Letter of Credit Amount; Reinstatement of Letter of Credit Amount; Extension of Letter of Credit.

            (a) The Letter of Credit Amount shall be reduced or reinstated, as the case may be, as specified in the Letter of Credit.

            (b) (i) The initial term of the Letter of Credit shall commence on July 24, 1997 and subject to the occurrence of any of the events referred to in the definition of "Termination Date", end on July 24, 1999 (the "Stated Expiration Date"). Notwithstanding the foregoing, the Stated Expiration Date may be extended as provided in paragraph (ii) below.

                  (ii) At least four (4) months prior to the Stated Expiration Date, Agent shall send written notice to the Company indicating whether it shall cause the Letter of Credit Bank to extend the Stated Expiration Date (the "Agent Notice"). In the event the Agent Notice indicates that the Stated Expiration Date shall be extended, such notice shall specify the terms and conditions, including fees and the extension period, to be applicable to such extension. The Company may accept the terms and provisions contained in the Agent Notice by notice to Agent in writing within 30 days after receipt of the Agent Notice. If the Company accepts the extension (including the terms and conditions specified in the Agent Notice as aforesaid), the Stated Expiration Date shall be extended for the period set forth in the Agent Notice; provided, that, if the terms and conditions to be applicable to such extension differ from those then in effect, such extension shall be conditioned upon the prompt preparation, execution and delivery of documentation, satisfactory to Agent, the Letter of Credit Bank and their respective counsel, incorporating such terms and conditions. The Stated Expiration Date may thereafter be successively so extended pursuant to the foregoing procedure upon receipt by the Company of the aforesaid notice from Agent at least four (4) months prior to the then applicable Stated Expiration Date, acceptance by the Company as aforesaid and compliance with any further conditions specified above. Upon the effectiveness of any extension of the Stated Expiration Date, Agent will give the Trustee written notice of the Stated Expiration Date as so extended, which notice the Trustee shall affix to the Letter of Credit and it shall become a part thereof.

                  (iii) Agent may determine from time to time whether or not (and on what terms and conditions) to cause the Letter of Credit Bank to extend the Stated Expiration Date and no course of dealing or other circumstances shall require Agent to cause the Letter of Credit Bank to extend the Stated Expiration Date.

            (c) The Company may at any time cause the Trustee to surrender the Letter of Credit to the Letter of Credit Bank for cancellation in accordance with the terms of the Letter of Credit.

      SECTION 5. Obligations Absolute. The obligations of the Company under this Agreement and the Pledge Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof and thereof, under all circumstances whatsoever, including without limitation the following:

            (a) any lack of validity or enforceability of this Agreement, the Letter of Credit, the Bonds or any of the Related Documents; or any lack of perfection, release or discharge, in whole or in part, of any collateral security provided or purported to be provided by any therein;

            (b) any amendment or waiver of or any consent to departure from this Agreement, the Letter of Credit, the Bonds or all or any of the Related Documents;

            (c) the existence of any claim, set-off, defense or other rights which the Company or any other Person may have at any time against the Trustee, the Tender Agent, any beneficiary or any transferee of the Letter of Credit (or any Person for whom the Trustee, any such beneficiary or any such transferee may be acting), Agent, any Lender, the Letter of Credit Bank, any Participant or any other Person, whether in connection with this Agreement, the Related Documents or any unrelated transaction; provided that nothing herein shall prevent the assertion of any claim by a separate suit or compulsory counterclaim;

            (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent or invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

            (e) payment by the Letter of Credit Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit; or

            (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

      SECTION 6. Representations and Warranties. The Company represents and warrants to Agent and Lenders:

            (a) Credit Agreement Representations. The representations and warranties set forth in the Credit Agreement (the "Credit Agreement Representations") are each true and correct in all material respects (except as disclosed in writing by the Company to Agent) on and as of the date hereof and are hereby incorporated herein by reference and made to Agent and Lenders on and as of the date hereof as if set forth herein in full together with the related definitions.

            (b) Corporate Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the Related Documents to which it is, or is to be, a party are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene, or constitute a default under, any Contractual Obligation or Requirement of Law of the Company, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary (other than pursuant to the Related Documents).

            (c) Binding Effect. This Agreement and the Related Documents to which the Company is, or is to be, a party constitute, or will constitute, when executed and delivered in accordance with their terms, valid and binding agreements of the Company.

            (d) No Material Adverse Change. Since May 31, 1997, there has been no material adverse change in the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

            (e) Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary before any court or arbitrator or any Governmental Authority in which there is a reasonable possibility of an adverse decision which could reasonably be expected to materially adversely affect the ability of the Company to perform its obligations under this Agreement or any Related Document to which it is, or is to be, a party, or which in any manner questions the validity of this Agreement or any such Related Document.

            (f) Government Authorization. No authorization or approval of, or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company for the due execution, delivery and performance of this Agreement or the Related Documents to which it is, or is to be, a party, except as have been obtained or made prior to the date of execution hereof.

            (g) Related Documents. The representations and warranties of the Company set forth in the Related Documents are true and correct on and as of the date hereof and are hereby made to Agent and Lenders on and as of the date hereof as if set forth herein in full together with the related definitions.

            (h) Full Disclosure. All information heretofore furnished by the Company to Agent for purposes of, or in connection with, this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to Agent will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Company has disclosed to Agent in writing any and all facts that could reasonably be expected to materially and adversely affect or may affect (to the extent the Company can now reasonably foresee), the business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Agreement and the Related Documents.

      The representations and warranties contained or incorporated herein shall be deemed repeated as true and correct in all material respects on and as of the date of each drawing under the Letter of Credit.

      The Company may, at any time and from time to time, update the accuracy of any representation or warranty contained herein by providing written notice thereof to Agent, provided, however, in no event may the Company so amend any such representation or warranty if the existence of the information contained in such amendment would reflect or evidence a Default or Event of Default.

      SECTION 7. Covenants. The Company agrees that during the term of this
Agreement:

            (a) Certain Covenants. Except as may be otherwise provided in this
Section 7, the Company will perform, comply with and be bound by, for the benefit of Agent and Lenders, each of its agreements, covenants and obligations contained in the Credit Agreement, each of which (together with the related definitions and ancillary provisions) is hereby incorporated herein by reference.

            (b) Use of Proceeds. The proceeds of the sale of the Bonds shall not be used in such a manner as to cause any of the Bonds to be treated as "arbitrage bonds" within the meaning of Section 148 of the Code (or any successor provision thereto) and the regulations promulgated or proposed thereunder.

            (c) Governmental Authorizations. The Company will do and cause to be done all things necessary to comply with all Requirements of Law applicable to it, and obtain, and take all necessary or appropriate action to ensure the continuance of, all consents, licenses, filings, registrations, approvals or authorizations of or with any Governmental Authority which may at any time be required with respect to the validity and enforceability of this Agreement and the Related Documents to which the Company is, or is to be, a party, the obligations of the Company hereunder and thereunder and the performance hereof and thereof.

            (d) Amendments, Etc. The Company will not amend or otherwise permit to occur any amendment, modification or waiver of any of the terms of any of the Related Documents which could in any way affect the rights of Agent, any Lender or the Letter of Credit Bank without the prior written consent of Agent.

            (e) Compliance with Bond Documents. The Company will comply with all of its covenants and agreements under the Related Documents and comply with, or cause to be complied with, all requirements and conditions of all contracts and insurance policies which relate to the Company or the Project.

            (f) Independence of Covenants and Representations. The Company will not exercise its rights under the Related Documents to direct the Issuer to call the Bonds (or any portion thereof) for optional redemption, unless the Company first demonstrates to the reasonable satisfaction of Agent that at the time of such redemption the Letter of Credit Bank and each Lender will be fully reimbursed with respect to all drawings under the Letter of Credit in connection with such redemption.

            (g) Independence of Covenants and Representations. All covenants and representations contained herein shall be given independent effect, so that if any action or condition would violate any of such covenants (or would breach any of such representations at any time made or deemed made), the fact that such action or condition would not violate or breach another covenant or representation shall not avoid the violation or breach of any such covenant or representation.

      SECTION 8. Events of Default. The occurrence of and continuance of any of the following events shall be Events of Default hereunder:

            (a) the Company shall fail to pay any amount due hereunder within five (5) days of the date when due; or

            (b) for any reason (other than termination or release by Agent), the Pledge Agreement shall cease to be in full force and effect or the Company shall assert that it is not liable thereunder or the pledge and security interest under the Pledge Agreement shall at any time cease to constitute in favor of Agent a prior and perfected lien on and first pledge of the Collateral (as therein defined); or

            (c) the Company shall default in the observance or performance of any agreement, covenant or term (other than in Section 7(a) hereof) contained in this Agreement; or

            (d) any representation, warranty, certificate or statement made by the Company in this Agreement, the Pledge Agreement or in any certificate, financial statement or other document delivered pursuant to any of the Related Documents shall prove to have been incorrect in any material respect when made or deemed made; or

            (e) an event of default under any Related Document shall occur; or

            (f) an Event of Default under and as defined in the Credit Agreement shall be declared by Agent in writing to the Company; or

            (g) (1) A court shall enter a decree or order for relief with respect to the Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, stayed during such period, bonded or discharged: (a) an involuntary case shall be commenced against the Company or any of its Subsidiaries under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of their respective property, shall be entered; or (c) an interim receiver, trustee or other custodian shall be appointed without the consent of the Company or any of its Subsidiaries, for all or a substantial part of the property of the Company or any such Subsidiary;

            (h) (1) An order for relief shall be entered with respect to the Company or any of its Subsidiaries or the Company or any of its Subsidiaries commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (3) the board of directors of the Company or any of its Subsidiaries shall adopt any resolution or otherwise authorize action to approve any of the actions referred to in this subsection (h); or

            (i) an Event of Default under and as defined in the Reimbursement Agreement dated as of July 24, 1997 between Heller and Bank of America National Trust and Savings Association.

      If an Event of Default occurs and is continuing (except an Event of Default described in clause (i) above), Agent may, in its sole discretion:

                  (i) declare all amounts due hereunder and under the Pledge Agreement to be immediately due and payable, and upon such declaration, the same shall become and be immediately due and payable, without presentment, protest or other notice of any kind, all of which are hereby waived by the Company (provided, that, upon the occurrence of an Event of Default described in clause
(g) or (h) of this Section 8 no action shall be necessary to accelerate the same, which shall automatically become due and payable);

                  (ii) notify the Trustee of the occurrence of an Event of Default;

                  (iii) pursue all remedies available to it at law, by contract, at equity or otherwise.

Notwithstanding anything to the contrary in the Credit Agreement, the occurrence of an Event of Default described in Event of Default "(i)" shall not result in a Default or an Event of Default under the Credit Agreement or any other document or agreement to which the Company is a party or otherwise subject other than the Letter of Credit

      SECTION 9. Amendments and Waivers. Subject to Section 16(a) hereof, no amendment or waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by Agent and the Company. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 10. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy, telex or similar writing) and shall be given to such party at its address, telecopier number or telex number set forth below or such other address, telecopier number or telex number as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified below and the appropriate answerback is received, (ii) if given by mail, 10 days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by telecopier, when telecopied with confirmation of receipt or (iv) if given by any other means, when delivered at the address specified in this Section.

      If to the Company:

            Unitel Video, Inc.
            555 West 57th Street
            New York, New York  10019
            Attention:  Barry Knepper, President
            Telecopier: 212-581-7748

      with a copy to:

            Unitel Video, Inc.
            555 West 57th Street
            New York, New York  10019
            Attention:  Karen Ceil Lapidus, Esq., General Counsel
            Telecopier: 212-581-7748


      If to Agent:

            Heller Financial, Inc.
            500 West Monroe
            Chicago, Illinois  60661
            Attention:  HBC Portfolio Manager
            Telecopier:  312-441-6133

      with a copy to:

            Heller Financial, Inc.
            500 West Monroe
            Chicago, Illinois  60661
            Attention:  Legal Department
            Telecopier:  312-441-7652

      If to the Trustee:

            PNC Bank, National Association
            One Oliver Plaza, 27th Floor
            Pittsburgh, Pennsylvania
            Attention: Corporate Trust Division
            Telecopier:  (412) 762-8226

      SECTION 11. No Waiver; Remedies Cumulative. No failure on the part of Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise.

      SECTION 12. Right of Set-Off. Without limiting any other right of Agent or any Lender, Agent or any Lender at its sole election may set off against and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness or moneys at any time owing, by Agent or such Lender to or for the credit or account of the Company, whether or not due, against any and all amounts due Agent and

Lenders hereunder, and Agent and Lenders shall be deemed to have exercised the right of setoff immediately at the time of such election.

      SECTION 13. Indemnification. The Company hereby indemnifies and holds harmless Agent, Lenders and the Letter of Credit Bank, as applicable, from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which such Person may incur (or which may be claimed against Agent, any Lender or the Letter of Credit Bank, as applicable by any Person or entity whatsoever) (i) by reason of any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any Disclosure Document, or in any supplement or amendment to any thereof, or the omission (or alleged omission) to state in any therein a material fact necessary to make such statements, in the light of the circumstances under which they are or were made, not misleading; or (ii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; provided, that the Company shall not be required to indemnify Agent, any Lender or the Letter of Credit Bank, as applicable, for any such claims, damages, losses, liabilities, costs or expenses in the case of indemnification pursuant to (1) clause (i) above, with respect to any information provided by Agent and contained in (a) the Preliminary Private Placement Memorandum or in the Private Placement Memorandum under the heading "THE INITIAL LETTER OF CREDIT" or (b) in Appendix B to the Preliminary Private Placement Memorandum or the Private Placement Memorandum or (2) clause (ii) above, to the extent, but only to the extent, caused by the willful misconduct or gross negligence of Agent, any Lender or the Letter of Credit Bank, as applicable. The indemnification provided above is in addition to any other rights (including without limitation rights to indemnity) which Agent, each Lender and the Letter of Credit Bank, as applicable, may be entitled to at law, by contract (including without limitation the Credit Agreement) in equity or otherwise. Nothing in this
Section is intended to limit the Company's payment obligations contained in subsection (a) of Section 2 hereof.

      SECTION 14. Continuing Obligation.

            (a) The obligations of the Company under this Agreement shall continue until the later of (i) the Termination Date or (ii) the date upon which all amounts due or to become due to Agent and Lenders hereunder shall have been paid and satisfied in full and shall (x) be binding upon the Company and its successors and assigns and (y) inure to the benefit of and be enforceable by Agent, each Lender and their respective successors, transferees and assigns; provided, however, that (i) the Company may not assign all or any part of its rights or obligations under this Agreement without the prior written consent of Agent and (ii) the obligations of the Company pursuant to Section 13 shall survive the termination of this Agreement.

            (b) Any Lender may at any time sell or grant participations to any Participant of all or any part of, or any interest (undivided or divided) in, such Lender's rights and benefits under this Agreement in which event the Participant shall not have any rights hereunder (the Participant's rights against such Lender to be as set forth in the agreement executed by such Lender in favor of the Participant) and all amounts payable by the Company hereunder shall be determined as if such lender had not sold or granted any participation.

      SECTION 15. Grant of Security Interest. To secure the Company's obligations to Agent and Lenders hereunder and all other Obligations, the Company (1) has caused the Issuer to grant to the Trustee under the Indenture, for the equal and ratable benefit of the owners of the Bonds and the Agent, a security interest in all of the Trust Estate under and as defined in the Indenture and (2) hereby grants to Agent, for the ratable benefit of Lenders, a security interest in all of the Company's goods hereafter acquired with the proceeds of the Bonds and all replacements and substitutions therefor and all proceeds and products thereof. The Company covenants and agrees that it will defend Agent's rights and security interests created by this Section against the claims and demands of all Persons. In addition to its other rights and remedies under this Agreement and the Bond Documents, Agent shall have all the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law with respect to the security interests created by this Section. Agent's rights under this Section are in addition to, and not in lieu of, its rights and security interests under the Credit Agreement.

      SECTION 16. Credit Agreement Provisions.

            (a) Notwithstanding any provision of this Agreement to the contrary, Agent and the Company hereby agree that on or after the date hereof any amendment to, or waiver of, (i) the Credit Agreement Representations, (ii) an Event of Default under and as defined in the Credit Agreement or (iii) the covenants from the Credit Agreement referred to in Section 7(a) hereof, which has been consented to by Agent, shall be deemed to be incorporated herein by reference and shall become effective hereunder when such amendment or waiver becomes effective thereunder, without any further action necessary by either the Company or Agent. Any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given.

            (b) The Credit Agreement Representations and the covenants from the Credit Agreement referred to in Section 7(a) hereof incorporated herein by reference, will be deemed to continue in effect for the benefit of Agent and Lenders until the Letter of Credit has terminated and all amounts due hereunder have been paid in full, including, without limitation, whether or not the Credit Agreement or any commitment thereunder remains in effect or whether or not the Credit Agreement is amended or restated after the date hereof. For purposes of the foregoing, (i) references in the provisions of the Credit Agreement incorporated herein by reference to the "Borrower" shall refer to the Company; and (ii) the terms "Agreement," "hereto" and "hereof" when used in the provisions of the Credit Agreement incorporated herein by reference shall refer to this Agreement.

      SECTION 17. Transfer of the Letter of Credit. The Letter of Credit may be transferred in accordance with the provisions set forth therein.

      SECTION 18. Limited Liability. The Company assumes all risks of the acts or omissions of the Trustee, the Tender Agent and any transferee of the Trustee with respect to its use of the Letter of Credit. Neither Agent, any Lender, the Letter of Credit Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee, the Tender Agent and any beneficiary or transferee in connection therewith; (b) the validity, or genuineness of documents, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; or (c) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Company shall have a claim against Agent, any Lender or the Letter of Credit Bank, as applicable, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) Agent's, any Lender's or the Letter of Credit Bank's, as applicable, willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms thereof or (ii) the Letter of Credit Bank's willful failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Bank, may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

      SECTION 19. Costs, Expenses and Taxes. The Company agrees to pay on demand all out-of-pocket expenses of Agent, Lenders and the Letter of Credit Bank, including reasonable fees and disbursements of counsel, in connection with: (i) the preparation of this Agreement and the Letter of Credit and otherwise in connection with the issuance of the Bonds and the preparation, authorization, execution and delivery of the Related Documents, (ii) any amendments, supplements, consents or waivers hereto or thereto, and (iii) the administration or enforcement of this Agreement, the Related Documents and any other documents which may be delivered in connection herewith or therewith. In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents and agrees to save Agent and Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

      SECTION 20. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

      SECTION 21. Agent's Agreements. The Agent acknowledges that (a) during the term of this Agreement and so long as no Event of Default has occurred and is continuing hereunder, it will comply with the terms and conditions of its agreement with the Letter of Credit Bank regarding the Letter of Credit so as not to permit a default to occur thereunder and (b) so long as no Event of Default has occurred and is continuing under the Credit Agreement, the Agent shall charge the Company's loan account with Agent under the Credit Agreement as a Bond Letter of Credit Loan at the times and in the amounts necessary to pay all amounts payable hereunder when due so as not to cause a default hereunder with respect to the payment of such amounts.

      SECTION 22. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

      SECTION 23. CONSENT TO JURISDICTION. THE COMPANY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      SECTION 24. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      SECTION 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same agreement.

                     [SIGNATURES LINES ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                          UNITEL VIDEO, INC.


                                          By  /s/ Barry Knepper
                                              ----------------------------
                                              Title: CEO


                                          HELLER FINANCIAL, INC., as Agent


                                          By
                                              ----------------------------
                                              Title:

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                          UNITEL VIDEO, INC.


                                          By
                                              ----------------------------
                                              Title:


                                          HELLER FINANCIAL, INC., as Agent


                                          By /s/ Jerome P. Sepich
                                              ----------------------------
                                              Title: Vice President